Exhibit 10.1
EXECUTION COPY

PURCHASE AND SALE AGREEMENT
By and Among
NAVARRE CORPORATION,
NAVARRE ENTERTAINMENT MEDIA, INC.
and
KOCH ENTERTAINMENT LP
May 11, 2007

ARTICLE I
DEFINITIONS

1.1 Definitions	1
1.2 Construction	1

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Shares	2
2.2 Purchase Price	2
2.3 Excluded Assets and Liabilities	2
2.4 Closing Balance Sheet; Adjusted Working Capital	2
2.5 Closing	3
2.6 Deliveries at Closing	4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Ownership of Shares	6
3.2 Organization; Existence and Good Standing	6
3.3 Authority; Enforceability	6
3.4 No Violations	6
3.5 Legal Proceedings	7
3.6 Broker	7
3.7 Organization; Existence and Good Standing	7
3.8 Authority; Enforceability	7
3.9 Capitalization of the Company	7
3.10 Subsidiaries	8
3.11 No Violations	8
3.12 Legal Requirements and Permits	9
3.13 Legal Proceedings	9
3.14 Environmental	9
3.15 Tax Matters	10
3.16 Financial Matters	12
3.17 Absence of Certain Changes	13
3.18 Employee Benefit Plans	15
3.19 Employees; Employment Matters	15
3.20 Agreements, Contracts and Commitments	16
3.21 Real Property	17
3.22 Personal Property	17
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Purchase and Sale Agreement

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3.23 Intellectual Property	17
3.24 Insurance	18
3.25 Bank Accounts	18
3.26 Related Party Transactions	18
3.27 Broker	18

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Organization; Existence and Good Standing	19
4.2 Authority; Enforceability	19
4.3 No Violations	19
4.4 Legal Proceedings	19
4.5 Availability of Funds	20
4.6 Broker	20

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

5.1 Covenants Regarding Conduct of Business	20
5.2 Consents	22
5.3 Access and Assistance	22
5.4 Employee Matters	22
5.5 Inventory	23
5.6 Transition Services Agreement	23
5.7 Non-Competition	23
5.8 Payment of Liabilities	23
5.9 Public Announcements	23
5.10 Commercially Reasonable Efforts	24
5.11 Tax Matters	24
5.12 Closing Balance Sheet	26

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Purchaser’s Closing Conditions	26
6.2 Seller’s Closing Conditions	27

ARTICLE VII
TERMINATION RIGHTS

7.1 Termination Rights	28
7.2 Effect of Termination	28
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification by Purchaser	29
8.2 Indemnification by Seller	29
8.3 Limitations and Other Indemnity Claim Matters	29
8.4 Claim Procedures	30
8.5 Sole Remedy	31

ARTICLE IX
GENERAL

9.1 Entire Agreement; Successors and Assigns	31
9.2 Specific Performance	31
9.3 Amendments	32
9.4 Notices	32
9.5 Governing Law	33
9.6 Waiver of Jury Trial	33
9.7 Severability	33
9.8 Transaction Costs and Expenses	33
9.9 Counterparts	33
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

EXHIBITS

Exhibit A	Definitions
Exhibit B	Independent Music Labels
Exhibit C	Label Account Payables (as of April 30, 2007)

SCHEDULES

Schedule 2.3(a)	Inactive Labels
Schedule 3.7	Organization; Existence and Good Standing
Schedule 3.11	No Violations – Company
Schedule 3.13	Legal Proceedings
Schedule 3.14(a)	Environmental Compliance
Schedule 3.14(c)	Environmental Permits
Schedule 3.15	Tax Matters
Schedule 3.16(a)	Financial Statements
Schedule 3.16(b)	Exceptions to Financial Statements
Schedule 3.17	Absence of Certain Changes
Schedule 3.19(b)	Terms of Employment; Leave
Schedule 3.20(a)	Scheduled Contracts
Schedule 3.23(a)	Intellectual Property
Schedule 3.26	Related Party Transactions
Schedule 5.1(g)	Benefit Matters
Schedule 5.1(m)	Material Contracts
Schedule 5.10	Asset Allocation
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Purchase and Sale Agreement

GLOSSARY OF DEFINED TERMS
     The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Adjusted Working Capital	A-1
Affiliate	A-1
Agreement	1
Benefit Plans	A-1
Business Day	A-1
CERCLA	A-2
Charter Documents	A-1
Claim	32
Claim Notice	32
Closing	4
Closing Balance Sheet	3
Closing Date	4
COBRA	A-1
Code	A-1
Company	1
Company Plans	A-1
Confidential Information	A-1
Consolidated Group	A-2
Contract	A-2
Employee Pension Benefit Plan	A-2
Employee Welfare Benefit Plan	A-2
Environmental Laws	A-2
Environmental Permits	11
ERISA	A-2
ERISA Affiliate	A-2
Escrow Agent	A-2
Escrow Agreement	6
Excluded Items	2
Execution Date	1
Financial Statements	13
Form	26
GAAP	A-2
Governmental Entity	A-2
Hazardous Materials	A-3
Inactive Labels	2
Indemnification Basket	32
Indemnification Cap	32
Indemnitees	31
Indemnitor	32
Independent Accounting Firm	3
Independent Label	25
Insurance Policies	19
Intellectual Property	19
Inventory	24
Inventory Escrow Amount	5
Knowledge	A-3
Labels	A-3
Legal Proceeding	A-3
Legal Requirement	A-3
Lien	A-3
Lien Terminations	5
Losses	31
Material Adverse Effect	A-3
Notice of Disagreement	3
Notices	34
Parties	1
Party	1
Permits	A-3
Permitted Liens	A-3
Person	A-4
Prohibited Business	25
Prohibited Transaction	A-4
Purchase Price	2
Purchaser	1
Purchaser Indemnified Taxes	A-4
Purchaser Indemnitees	31
Purchaser Related Party	A-4
Purchaser’s Parent	A-4
Release	A-4
Responsible Officer	A-4
Scheduled Contracts	17
Section 338(h)(10) Elections	26
Securities Act	A-4
Seller	1
Seller Indemnitees	31
Shares	1
Straddle Period	A-5
Subsidiary	A-5
Tax	A-5
Tax Benefit	A-5
Tax Items	11
Tax Proceeding	27
Tax Return	A-5
Taxing Authority	A-5
Termination Date	A-5
Trademarks	19
Transaction Documents	A-5
Transfer Taxes	27
Transition Services Agreement	24
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Glossary of Defined Terms

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of May 11, 2007 (the “Execution Date”), is by and among KOCH Entertainment LP, a Delaware limited partnership (“Purchaser”), Navarre Entertainment Media, Inc., a Minnesota corporation (the “Company”), and Navarre Corporation, a Minnesota corporation ( “Seller”). Purchaser, the Company and Seller are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, on the date hereof Seller owns all of the issued and outstanding capital stock of the Company, being 100,000 shares of common stock, with no par value (the “Shares”);
     WHEREAS, Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, in each case, subject to the terms and conditions set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:
AGREEMENTS
ARTICLE I
DEFINITIONS
     1.1 Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. The Glossary, which follows the Table of Contents, sets forth the location in this Agreement of the definition for each capitalized term used herein.
     1.2 Construction. All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” means “including without limitation,” and (c) the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear. All references to Dollars or “$” are to United States dollars. All references to “days” are to calendar days.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Shares.
     2.2 Purchase Price. Subject to the terms and conditions of this Agreement, in exchange for all of the Shares, Purchaser shall pay, in accordance with Section 2.6(b), the following amount in immediately available funds (the “Purchase Price”): (a) the sum of (i) Six Million Five Hundred Thousand Dollars ($6,500,000) and (ii) the amount of any advance (if any) paid by the Company to a Label designated by Purchaser prior to the Closing; provided that the amount of such advance has been approved in writing by Purchaser prior to the payment of such advance; less (b) an amount equal to the excess of the Adjusted Working Capital over $3,500,000.
     2.3 Excluded Assets and Liabilities. At or prior to Closing, the Company shall transfer the following assets and liabilities to Seller (“Excluded Items”):
          (a) the distribution and licensing agreements between the Company and certain inactive music labels as set forth on Schedule 2.3(a) (the “Inactive Labels”);
          (b) all accounts receivable of the Company, except debit balances payable to the Company by the Labels, as of the Closing Date;
          (c) any liability related to any employee of the Company that will not be employed by Purchaser after the Closing, including the termination of any such employee;
          (d) any indebtedness of the Company as of the Closing Date;
          (e) all payables, if any, related to the Inactive Labels, including costs and liabilities related to the termination of any agreements with Inactive Labels;
          (f) all liabilities of the Company relating to the Company Plans; and
          (g) all other liabilities of the Company as of the Closing Date, or related to events or circumstances that occurred or arose prior to the Closing Date, except for liabilities otherwise included in the Adjusted Working Capital.
Seller shall indemnify the Company and the Purchaser for any damages related to the Excluded Items pursuant to Article IX.
     2.4 Closing Balance Sheet; Adjusted Working Capital. Within forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited balance sheet of the assets and liabilities of the Company as of the Closing Date, including a detailed and updated ledger of all components of Adjusted Working Capital, and Seller’s calculation of the Adjusted Working Capital of the Company as of the
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Purchase and Sale Agreement

Closing Date (the “Closing Balance Sheet”), each to be prepared without regard to interim-period accounting conventions and procedures and without giving effect to any purchase accounting adjustments required by reason of or related to the transactions contemplated by this Agreement or the Transaction Documents. Any Adjusted Working Capital amount in excess of $3,500,000 shall be immediately paid by Seller to Purchaser. During the one hundred twenty (120) days immediately following its receipt of the Closing Balance Sheet, but in no event prior to October 31, 2007, Purchaser and its third-party accountants shall, at Purchaser’s expense, be entitled to review the Closing Balance Sheet and any working papers, trial balances and similar materials related thereto. The Closing Balance Sheet shall become final and binding upon the parties on the later of (a) November 1, 2007 and (b) the one hundred twenty-first (121st) day following delivery thereof to Purchaser unless Purchaser gives written notice to Seller of its disagreement with the Closing Balance Sheet (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by Purchaser, then the Closing Balance Sheet, shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved by the Independent Accounting Firm (as defined below). During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in such Notice of Disagreement. During such period, Seller and Purchaser shall provide access to the other’s working papers prepared in connection with the preparation of the Closing Balance Sheet. If Seller and Purchaser are unable to resolve their differences within such thirty (30) day period, Seller and Purchaser shall submit to Deloitte Touche Tohmatsu which both parties represent has no material prior relationship with Seller or Purchaser (the “Independent Accounting Firm”) for review and resolution any and all matters which remain in dispute and which are included in the Notice of Disagreement. The Independent Accounting Firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Seller and Purchaser as soon as practicable, but in no event more than thirty (30) days after such matters have been referred to the Independent Accounting Firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Seller and Purchaser. The fees and expenses of the Independent Accounting Firm shall be allocated to and paid by Seller and Purchaser fifty percent (50%) each. Any additional amount of Adjusted Working Capital determined by the Parties or by the Independent Accounting Firm in excess of the amount previously paid to Purchaser shall be paid by Seller to Purchaser immediately upon final resolution.
     2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) will take place at 10:00 a.m., New York time at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103, on the third Business Day following the satisfaction or waiver of the last condition in Article VII to be satisfied or waived, or at such other time and place as Purchaser and Seller agree (the “Closing Date”).
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     2.6 Deliveries at Closing.
          (a) By the Seller. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, to Purchaser each of the following items (where the delivery of the items is contemplated), and will take or cause to be taken, the following actions, where the taking of action is contemplated:
     (i) the stock certificates representing ownership of the Shares duly endorsed in blank by Seller and the original minute books and stock ledgers for the Company;
     (ii) a certificate of the Secretary of State (or other applicable Governmental Entity) of the state of organization of Seller, dated not more than 10 days prior to the Closing Date, as to the existence or qualification (as the case may be) and good standing of Seller;
     (iii) a certificate, dated as of the Closing Date, signed by an appropriate officer of Seller, certifying (A) that attached to such certificate are true and complete copies of the Charter Documents of Seller and (B) as to the incumbency and specimen signature of the representative of Seller executing this Agreement and each other Transaction Document or any certificate or instrument furnished by Seller pursuant thereto, and (C) that this Agreement and each other Transaction Document executed by Seller is duly and validly authorized and constitutes a binding obligation of Seller;
     (iv) a certificate, dated as of the Closing Date, signed by a Responsible Officer of Seller certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) with respect to Seller have been satisfied;
     (v) a certificate of the Secretary of State (or other applicable Governmental Entity) of the state of organization of the Company, and each state where the Company is qualified to do business as a foreign entity, dated not more than 10 days prior to the Closing Date, as to the existence or qualification (as the case may be) and, where applicable, good standing of the Company;
     (vi) a certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying (A) that attached to such certificate are true and complete copies of (1) the Charter Documents of the Company, and (2) all resolutions of the Board of Directors of the Company relating to this Agreement and the transactions contemplated hereby, and (B) as to the incumbency and specimen signature of each Responsible Officer of the Company executing this Agreement and each other Transaction Document or any certificate or instrument furnished pursuant thereto;
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     (vii) a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Company certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) with respect to the Company have been satisfied;
     (viii) a Uniform Commercial Code Termination Statement or other satisfactory release, in the sole discretion of Purchaser, of the lien on the Company’s assets by each of General Electric Capital Corporation and Monroe Capital Advisors, LLC (the “Lien Terminations”);
     (ix) an IRS Form 8023 duly executed by Seller pursuant to Section 5.11(c);
     (x) the Escrow Agreement, duly executed by Seller;
     (xi) the Transition Services Agreement, duly executed by Seller; and
     (xii) the written resignations, effective as of the Closing Date, of the directors and officers of the Company indicated in writing by Purchaser.
          (b) By Purchaser. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, to Seller each of the following items (where the delivery of other items is contemplated) and take, or cause to be taken, the following actions (where the taking of action is contemplated):
     (i) payment of the Purchase Price in immediately available funds which shall be wired to a bank account designated by Seller pursuant to wire transfer instructions provided to Purchaser by Seller;
     (ii) Purchaser shall deposit $3,000,000 of the Purchase Price (the “Inventory Escrow Amount”) in an escrow account to be held, safeguarded and released upon the receipt by Purchaser of substantially all of the Inventory pursuant to the terms of the Escrow Agreement, among Purchaser, Seller and the Escrow Agent, in such form as the Parties shall mutually agree (the “Escrow Agreement”);
     (iii) the Escrow Agreement, duly executed by Purchaser;
     (iv) the Transition Services Agreement, duly executed by Purchaser;
     (v) a certificate of the Secretary of State of the state of organization of Purchaser, dated not more than 10 days prior to the Closing Date, as to the existence and good standing of Purchaser;
     (vi) a certificate, dated as of the Closing Date, signed by the Secretary of Purchaser certifying (A) that attached to such certificate are true and complete copies of the Charter Documents of Purchaser, (B) as to the incumbency and specimen signature of each Responsible Officer
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

of Purchaser executing this Agreement and each other Transaction Document or any certificate or instrument furnished pursuant hereto and (C) that this Agreement and each other Transaction Document executed by Purchaser is duly and validly authorized and constitutes a binding obligation of Purchaser; and
     (vii) a certificate, dated as of the Closing Date, signed by a Responsible Officer of Purchaser certifying that the conditions set forth in Section 6.2(a) and 7.2(b) have been satisfied.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows:
     3.1 Ownership of Shares. Seller is the sole record and beneficial owner of the Shares, which, as of the Closing Date, shall be fully transferable to Purchaser free and clear of all Liens. Except for the Shares, Seller does not own of record or beneficially, or have any interest in, or right to acquire, any shares of capital stock of the Company.
     3.2 Organization; Existence and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full corporate power and authority to own, lease or otherwise hold and operate the properties and assets its owns, leases and operates, including the Shares, and to carry on its business as such business is currently conducted. Seller is not required to be qualified to do business as a foreign corporation in any jurisdiction in order to own or sell the Shares or perform its obligations hereunder.
     3.3 Authority; Enforceability. Seller has the full corporate power and authority to execute this Agreement and the other Transaction Documents to which Seller is a party, and, as of the Closing Date, shall have the full corporate power and authority to perform its obligations under this Agreement and the other Transaction Documents to which Seller is a party. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the other Transaction Documents to which Seller is a party have been, duly and validly authorized by Seller. This Agreement constitutes, and each of the other Transaction Documents to which Seller is a party constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles.
     3.4 No Violations. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not:
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (a) violate, conflict with, result in a breach or constitute a default under any of the provisions of Seller’s Charter Documents; or
          (b) as of the Closing Date, violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice or filing (other than as may be required under the U. S. Federal or various state securities laws), consent, authorization or approval under any Legal Requirement binding upon Seller or any Contract to which Seller is a party or which it or its assets are otherwise bound or subject to (other than consents, authorizations and approvals which shall be obtained prior to the Closing Date).
     3.5 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Seller, threatened that (a) challenge the validity or enforceability of Seller’s obligations under this Agreement or other Transaction Documents to which such Seller is a party or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Seller of the transactions contemplated herein or therein.
     3.6 Broker. Seller is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Company or Purchaser. Seller is not a party to any agreement, and has not committed any act which might give rise to any valid claim against Purchaser or the Company for any such fee commission or similar payment.
     3.7 Organization; Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. The Company has all requisite power and authority to own, lease and operate the properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction shown in Schedule 3.7, which are all jurisdictions where the nature of its properties or business requires such qualification.
     3.8 Authority; Enforceability. The Company has the full corporate power and authority to execute this Agreement and other Transaction Documents to which it is a party, and, as of the Closing Date, shall have the full corporate power and authority to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the other Transaction Documents to which the Company is a party have been, duly and validly authorized by the Company. This Agreement constitutes, and each of the other Transaction Documents to which the Company is a party constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles.
     3.9 Capitalization of the Company.
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Purchase and Sale Agreement

          (a) The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued in conformity with all applicable Legal Requirements and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Minnesota Business Corporations Act, the Company’s Charter Documents or any Contract to which the Company is or was a party or by which it is or was otherwise bound. The Shares are held of record by Seller.
          (b) There are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating the Company (i) to issue, sell, pledge, dispose of or encumber any shares of any class of its capital stock or any securities convertible, exercisable or exchangeable into any class of its capital stock, (ii) to redeem, purchase or acquire in any manner any class of its capital stock or any securities that are convertible, exercisable or exchangeable into any shares of any class of its capital stock, or (iii) to make any dividend or distribution of any kind with respect to its capital stock.
          (c) There are no outstanding or authorized stock appreciation rights, phantom stock rights, stock-based performance units, profit participation, or similar rights affecting the capital stock of the Company. Except for the Company’s Charter Documents, the Company is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, repurchase, or transfer of the capital stock of the Company.
          (d) The Company has delivered to Purchaser true and complete copies of the Company’s Charter Documents, as amended to date. The Company has delivered to Purchaser true and complete copies of all minute books and stock ledgers of the Company.
     3.10 Subsidiaries. The Company has no Subsidiaries. The Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock or any other equity interest in any corporation, association or other business entity.
     3.11 No Violations. Except as set forth on Schedule 3.11, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby will not:
          (a) violate or conflict with any of the provisions of the Company’s Charter Documents;
          (b) as of the Closing Date, violate or conflict with, in any material respect, any provision of or require any filing (other than as may be required under the U. S. Federal or various state securities laws), consent, authorization or approval under any Legal Requirement binding upon the Company; or
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (c) violate or conflict with, in any material respect, require the consent of the counterparty to (other than consents which shall be obtained prior to the Closing Date), or constitute a material default (or any event which, with or without due notice or lapse of time, or both, would constitute a material default), or give rise to any material payment obligation, right of amendment (with respect to any material term), termination or cancellation under any Scheduled Contract.
     3.12 Legal Requirements and Permits. The Company is in compliance in all material respects with all applicable Legal Requirements, except to the extent that such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company. The Company holds all material Permits, licenses, certificates, approvals, registrations, franchises, rights, qualifications and other authorizations of federal, state and local governments, agencies and regulatory authorities required or advisable for the conduct of the Company’s business as operated on the date hereof, except to the extent that the failure to obtain or retain such Permits, licenses, certificates, approvals, registrations, franchises, rights, qualifications and/or other authorizations would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice of any (i) order, rule or directive, or any proposed order, rule or directive, issued by any Governmental Entity against the Company or (ii) threatened legal or regulatory proceeding which could adversely affect in any material respect the business or assets of the Company or any Permit required to be obtained and maintained by the Company. Notwithstanding the foregoing, this Section 3.12 shall not apply to any matters relating to compliance with Environmental Laws or tax matters as it is the Parties’ intent that Sections 3.14 and 3.15, as applicable, shall cover such matters.
     3.13 Legal Proceedings. Except as set forth in Schedule 3.13, as of the Execution Date, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Schedule 3.13, as of the Execution Date, the Company is not subject to or in violation of any judgment, order, award, injunction or decree of any Governmental Entity. As of the Closing Date, there shall not be any Legal Proceedings pending, or to the Knowledge of the Company, threatened against the Company that, if determined adversely, would have a Material Adverse Effect. As of the Closing Date, the Company shall not be subject to or in violation of any judgment, order, award, injunction or decree of any Governmental Entity which would result in or have a Material Adverse Effect.
     3.14 Environmental.
          (a) Except as set forth in Schedule 3.14(a):
     (i) The Company and its properties and operations are in compliance in all material respects with Environmental Laws.
     (ii) The Company and its properties and operations are not subject to any pending or, to the Knowledge of the Company, threatened proceedings or investigations by or before any Governmental Entity pursuant to Environmental Laws.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     (iii) The Company has not received any written notice, notification, demand, request for information, citation, summons, complaint or order pursuant to Environmental Laws relating to the Company and asserting that the Company has failed to comply in any material respect with any applicable Environmental Law. The Company has not received any written notice that it is a potentially responsible party under CERCLA or any similar state or local law with respect to any on-site or off-site location.
     (iv) There has been no Release of Hazardous Materials by the Company or former Subsidiary (while such Subsidiary was owned by the Company) on any real property now or previously leased by the Company or any former Subsidiaries (while such Subsidiaries were owned by the Company) in respect of which a Governmental Entity has required or under Environmental Law may require any material remedial action.
          (b) The Company has delivered to Purchaser or its representatives all Phase I environmental assessment reports and related documents in the Company’s possession relating to its current facilities or the real property currently leased by it except such reports or related documents that were prepared at Purchaser’s request. Except for such reports and related documents, there has been no environmental investigation, study or other third party analyses or audit report prepared by, for, or provided to the Company in relation to its business.
          (c) Schedule 3.14(c) sets forth a true and complete list of all material Permits required under any Environmental Law (“Environmental Permits”) in connection with the ownership and operation of the business as of the Execution Date. The Company has obtained all material Environmental Permits required for operation of the business, enabling the business to operate as of the Closing Date in the ordinary course of business consistent with past practices.
          (d) This Section 3.14 and the first sentence of Section 3.13 contain the sole and exclusive representations and warranties of the Company with respect to environmental matters relating to the Company, including any matters arising under Environmental Laws.
     3.15 Tax Matters. Except as set forth on Schedule 3.15:
          (a) All Tax Returns that were required to be filed by or with respect to the Company have been duly and timely filed. All items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in such Tax Returns have been so included and all such Tax Items and any other information provided in such Tax Returns are true, correct and complete. All Taxes owed by the Company that are or have become due have been timely paid in full. All Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; provided, however, that Seller makes no representations or warranties as to Liens for Taxes not yet due and payable.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (b) Schedule 3.15 lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company for all taxable years since the Company’s inception and ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.
          (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened and no audit or other proceeding by any Governmental Entity is pending with respect to any Tax Return or Taxes of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Schedule 3.15.
          (d) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
          (e) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
          (f) There are no written Tax allocation or sharing agreements or unwritten Tax allocation or sharing arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement or any tax indemnification agreement.
          (g) None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
          (h) None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest of which is Tax exempt under section 103(a) of the Code. None of the property of the Company is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).
          (i) The Company has not agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Entity requesting permission for any changes in any accounting method of the Company which will or would reasonably cause the Company to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date. The Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting or the cash method of accounting.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (j) The Company has not executed or entered into any agreement or arrangement with any Governmental Entity that requires the Company to take any action or to refrain from taking any action with respect to any Tax Return or Taxes of or with respect to the Company.
          (k) To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.
          (l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (m) The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “tax shelter,” “listed transaction” or “reportable transaction” as defined in sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the Internal Revenue Service by notice, regulation or other form of published guidance as set forth in Treasury Regulation section 1.6011-4(b)(2).
For the purpose of this Section 3.15, references to the Company shall be deemed to include any predecessor thereof or any Person from which the Company incurs a liability for Taxes as a result of transferee or successor liability.
     3.16 Financial Matters.
          (a) Set forth on Schedule 3.16(a) are actual and complete copies of Seller’s audited profit and loss statements for the fiscal years 2005 and 2006 and the unaudited profit and loss statements for the fiscal year 2007 (collectively, the “Financial Statements”).
          (b) Except as disclosed in Schedule 3.16(b), the Financial Statements have been prepared based upon the books and records of the Seller and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the unaudited financial statements, to normal, recurring year end adjustments, and the absence of explanatory footnote disclosures required by GAAP, and fairly present in all material respects the financial condition and results of operation of the Seller at the respective dates described above (and the results of operations of the Seller for the respective periods).
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (c) Set forth on Schedule 3.16(c) are actual copies of unaudited, internally prepared income statements and other financial statements, relating to the Company and the division of the Seller that was transferred to the Company in connection with the reorganization of Seller effective April 1, 2007, that were used by Seller in the preparation of the Financial Statements.
          (d) Since March 31, 2007, the Company has not incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP applied on a consistent basis except liabilities and obligations incurred in the ordinary course of business or in connection with the sale of the Company.
     3.17 Absence of Certain Changes. As of the Execution Date and except as set forth on Schedule 3.17 or except as otherwise contemplated by this Agreement, since April 1, 2007:
          (a) the Company has not amended its Charter Documents;
          (b) the Company has conducted its business only in, and has not engaged in any material transaction outside of, the ordinary course of business;
          (c) there has not been any damage, destruction or other casualty loss with respect to any asset or property owned or leased by the Company that has resulted, or is reasonably likely to result, in losses in excess of $50,000 individually or $100,000 in the aggregate;
          (d) the Company has not mortgaged, pledged or subjected to any Lien (other than a Permitted Lien), any of the assets or properties of the Company;
          (e) the Company has not made any change in its accounting principles, practices or methodologies;
          (f) the Company has not entered into any employment, consulting, severance, termination, Benefit Plan or other benefit agreement or other agreement with any of the employees or former employees of the Company relating to compensation;
          (g) the Company has not (i) increased the compensation payable to any of its officers or employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by the Company’s obligations pursuant to applicable Legal Requirements or contracts in effect as of April 1, 2007, (ii) increased severance obligations payable to any of its officers or employees, (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the ordinary course of business consistent with past practices or (iv) loaned money to any officer or employee of the Company;
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (h) other than in the ordinary course of business, the Company has not waived or released any material right or claim of or in favor of the Company or cancelled or waived any debts or claims against any officer, manager or employee of the Company;
          (i) the Company has not sold, assigned or transferred, other than in the ordinary course of business and consistent with past practices, any material assets;
          (j) the Company has not acquired by merger, consolidation or otherwise any material assets or business of, any corporation, partnership, association or other business organization or division thereof;
          (k) except as set forth on Schedule 3.13, the Company or, to Knowledge of the Company, any other party, has not terminated, amended or modified, or threatened to terminate, amend or modify, any material Scheduled Contract or material Permit;
          (l) there has not been any strike, walkout, or other significant labor event or threat thereof, which in any case has materially adversely affected the business of the Company, or any other new or continued event, development or condition involving labor matters which has or could materially adversely affect the business of the Company;
          (m) there has not been any actual or, to the Knowledge of the Company, threatened change, in the Company’s relations with, or any loss or, to the Knowledge of the Company, threatened loss of, any relationship of the Company with its Labels, landlords, suppliers or customers which, individually or in the aggregate, has had or would reasonably be expected to have a Materially Adverse Effect on the Company;
          (n) the Company has not written off as uncollectible any notes owed to the Company or accounts receivable of the Company or written down the value of any asset or inventory of the Company other than in immaterial amounts or in the ordinary course of business consistent with past practice;
          (o) the Company has not created, incurred, assumed or guaranteed any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business;
          (p) the Company has not altered in any material respect the manner in which it collects accounts receivable or pays accounts payable;
          (q) all accounts payable due the Labels have been paid by the Company in the ordinary course, all past due amounts payable on such accounts shall be paid as of the Closing Date and no past due amounts payable on such accounts shall remain outstanding after the Closing Date, in each case in accordance with the applicable distribution and licensing agreements between the Company and each Label (without invoking any grace periods); or
          (r) the Company has not agreed to do any of the foregoing.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     3.18 Employee Benefit Plans.
          (a) Each Company Plan (i) is in compliance in all material respects with all applicable laws, including ERISA and the Code and (ii) has been administered in all material respects in accordance with its governing instruments.
          (b) All contributions, premiums and other payments required to be made by the Company to the Company Plans have been made timely, excluding any such failures that individually or in the aggregate are not material, and there are no material benefit obligations that have not been properly accounted for in Seller’s financial statements or disclosed in the footnotes thereto in accordance with GAAP.
          (c) To the Knowledge of the Company, (i) there have been no Prohibited Transactions with respect to any Company Plan which could reasonably be expect to result in any liability to the Company, or any of its employees and (ii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Company Plan.
          (d) The Company does not sponsor, maintain, or contribute to a nonqualified deferred compensation plan within the meaning of Code Section 409A, except to the extent that such arrangement will (i) be terminated by the Closing Date and (ii) not give rise to Tax described in Section 409A(a)(1)(B).
     3.19 Employees; Employment Matters.
          (a) The Company has previously provided the following information to Purchaser which it represents is current and correct in all material respects as of the Execution Date:
     (i) (A) the name, job title, original hire date, service date, bonus, if any, paid for fiscal period ending April 1, 2007, accrued and unused vacation as of April 1, 2007, and current annual salary (or rate of pay) of each of such entity’s employees, and (B) other compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) now payable to each of the Company’s employees;
     (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each such person; and
     (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by the Company to, or made to the Company by, any director, officer or employee of the Company.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (b) Except as set forth on Schedule 3.19(b), (i) the terms of employment of all employees of the Company are such that their employment may be terminated at will with notice given at any time and (ii) there are no severance payments which are payable by the Company to any such person under the terms of any Contract. Schedule 3.19(b) lists all of the employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.
          (c) The Company is not a party to any collective bargaining agreement or labor union contract. As of the Execution Date, with respect to the Company, there is no pending or, to the Knowledge of the Company, threatened (i) union organizational activity or (ii) application for certification of a collective bargaining agent.
          (d) All persons classified by the Company as independent contractors satisfy the requirements of applicable Legal Requirements to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.
     3.20 Agreements, Contracts and Commitments.
          (a) Schedule 3.20(a) contains a true and complete list as of the Execution Date, and the Company has delivered to Purchaser complete and correct copies, of the Contracts described below to which the Company is a party (collectively, the “Scheduled Contracts”):
     (i) each distribution or licensing agreement with the Labels;
     (ii) each Contract that has a remaining term in excess of one year, cannot be terminated on less than 90 days’ notice (without a monetary penalty) and involves future payments, performance or services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $25,000 in any future 12-month period;
     (iii) each license agreement of the Company with respect to patents, trademarks, copyrights or other intellectual property rights currently used or to be used by the Company (other than those relating to commercial-off-the-shelf software entered into in the ordinary course of business, the annual fees for which do not exceed $10,000 individually, or $25,000 in the aggregate);
     (iv) each joint venture, partnership and other similar Contract involving the sharing of profits of the Company with any third-party;
     (v) each Contract that limits the freedom of the Company to compete in any line of business, to compete within any geographic area or with any Person or otherwise materially restricts the Company’s ability to solicit or hire any Person or solicit business from any Person;
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     (vi) each collective bargaining agreement or other Contract to or with any labor unions involving the Company’s employees;
     (vii) any and all broker, distributor or dealer agreements that involve future payments of amounts reasonably expected to exceed $25,000 in any future 12-month period;
     (viii) any and all agreements requiring the incurrence of debt for borrowed money by the Company; and
     (ix) each amendment in respect of any of the foregoing.
          (b) The Scheduled Contracts are in full force and effect. To the Knowledge of the Company, except for the consent requirements listed on Schedule 3.11 or as otherwise set forth on Schedule 3.13, no event has occurred that, with notice, the passage of time or both, or shall occur as a result of the execution of this Agreement and the consummation of the transaction contemplated hereby, would constitute a default by the Company or any other party under, or failure of the Company or any other party to comply with a material provision of, any of the Scheduled Contracts, or otherwise give any party a right of termination or material modification thereof. Neither the Company or, to the Knowledge of the Company, the other party or parties to such Scheduled Contracts (i) is in default under the terms of any such Scheduled Contract, (ii) has received a notice that it is in default under, or not in material compliance with, any provision of any Scheduled Contracts or (iii) has delivered any notice to another party alleging any default under, or failure to comply with any material provision of any Scheduled Contract. Each such Scheduled Contract is the valid and binding obligation of the Company, as applicable, and to the Knowledge of the Company, the other party or parties thereto, enforceable by the Company in accordance with the terms of such Scheduled Contracts except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles.
     3.21 Real Property. The Company does not own, nor is it a party to any lease of, any real property.
     3.22 Personal Property. The Company has good title to the Inventory, which shall be free and clear of all Liens, except Permitted Liens, as of Closing.
     3.23 Intellectual Property.
          (a) Schedule 3.23(a) identifies (i) the registered trademarks and service marks (collectively, “Trademarks”), (ii) the patents and pending applications to patent any technology or design, and (iii) the registrations of and applications to register copyrights which are owned by the Company (the “Intellectual Property”).
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (b) The Company has good title (free of Liens other than Permitted Liens) to, or are duly licensed to use (or permitted by similar agreement to use) each item of Intellectual Property. The use by the Company of the Intellectual Property does not infringe any rights of any third party and, to the Knowledge of the Company, no activity of any third party infringes upon the rights of the Company with respect to any of the Intellectual Property. The Company has not received notice of any claims asserted by any Person with respect to challenging the ownership, validity, enforceability or use of the Intellectual Property, nor to Knowledge of the Company, are there any valid grounds for any such bona fide claims. To the extent the Company uses any Intellectual Property owned by a third party, the Company has a license with such third party for the use of such Intellectual Property and is not in default under any such license.
     3.24 Insurance. The Company, or its Affiliates, has maintained liability (including product liability) casualty, property loss and other insurance coverage (“Insurance Policies”) upon the Company’s assets and business operations, in such amounts, of such kinds and with such insurance carriers as the Company’s and its Affiliates believes are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations, except to the extent that the failure to obtain or maintain such insurance would not reasonably be expected to have a Material Adverse Effect on the Company. The Insurance Policies are in full force and effect as of the Execution Date and shall be in full force and effect at Closing.
     3.25 Bank Accounts. The Company does not have any bank accounts or safe deposit or lock boxes.
     3.26 Related Party Transactions. Except as set forth in Schedule 3.26, as of the Closing Date no stockholder, officer or director of the Company or immediate family member thereof (a) shall be a party to any material agreement with the Company or (b) shall own any interest in any assets of the Company.
     3.27 Broker. The Company is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Company or Purchaser. The Company is not a party to any agreement, and has not committed any act which might give rise to any valid claim against the Company or Purchaser for any such fee, commission or similar payment.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to the Company and Seller as of the Execution Date and as of the Closing Date as follows:
     4.1 Organization; Existence and Good Standing. Purchaser is a limited partnership, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own, lease and operate the properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted. Purchaser is qualified to do business as a limited partnership in all jurisdictions where the nature of its properties or business requires such qualification.
     4.2 Authority; Enforceability. Purchaser has the full power, legal capacity and authority to execute this Agreement and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the other Transaction Documents to which Purchaser is a party have been duly and validly authorized by Purchaser. This Agreement constitutes, and each of the other Transaction Documents to which Purchaser is a party constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles. Purchaser has, in accordance with all Legal Requirements, the Charter Documents of Purchaser, and any Contracts to which Purchaser is a party, obtained all approvals and taken all actions necessary for the authorization, execution, delivery and performance by Purchaser, of this Agreement and the other Transaction Documents.
     4.3 No Violations. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not:
          (a) violate, conflict with, result in a breach or constitute a default under any of the provisions of Purchaser’s Charter Documents; or
          (b) violate, conflict with, result in a breach or constitute a default under any provision of or require any notice, filing, consent, authorization or approval under any Legal Requirement binding upon Purchaser or any Contract to which Purchaser is a party or which it or its assets are otherwise bound or subject to.
     4.4 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that (a) challenge the validity or enforceability of any of Purchaser’s obligations under this Agreement or the other Transaction
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

Documents to which Purchaser is a party or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Purchaser of the transactions contemplated herein or therein.
     4.5 Availability of Funds. Purchaser will have at the Closing sufficient cash in immediately available funds to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any and all other amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby.
     4.6 Broker. Purchaser is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Company or Seller. Purchaser is not a party to any agreement, and has not committed any act which might give rise to any valid claim against Seller or the Company for any such fee, commission or similar payment.
ARTICLE V
COVENANTS AND OTHER AGREEMENTS
     5.1 Covenants Regarding Conduct of Business. From the date hereof through Closing, except as permitted or required by the other terms of this Agreement or consented to or approved in writing by Purchaser, which consent or approval will not be unreasonably withheld or delayed, the Company shall conduct the business operations, activities and practices of the Company in all material respects consistent with its past practices (including with respect to managing working capital, collection of accounts receivable and payment of accounts payable). Without limiting the foregoing, without the consent or approval of Purchaser, which consent or approval will not be unreasonably withheld, the Company shall not, except as otherwise permitted or required by the other terms of this Agreement:
          (a) amend its Charter Documents;
          (b) change the number of its shares of authorized or issued capital stock (or other authorized capital) or issue, grant or sell any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for shares of its capital stock;
          (c) declare or pay dividends or make any other distributions in respect of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;
          (d) incur any indebtedness for borrowed money ;
          (e) mortgage, pledge or subject to any Lien (other than a Permitted Lien), any of the assets or properties of the Company;
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

          (f) settle any litigation, action or claim other than (i) claims involving less than $50,000 in the aggregate or (ii) settlements settled through insurance proceeds;
          (g) other than in the ordinary course of business or except as required by applicable Legal Requirements or Benefit Plans or as set forth on Schedule 5.1(g), (i) increase the annual level of compensation of any executive officer or other employee of the Company, (i) grant any bonus, benefit or other direct or indirect compensation to any executive officer or other employee, (iii) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the executive officers or other employee of the Company or otherwise modify or amend or terminate any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any executive officer or other employee;
          (h) make, change or revoke any election in respect of Taxes, change an annual accounting period, make any agreement or settlement with any Taxing Authority, file any amended Tax Return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) except as may be required as a result of applicable Legal Requirements or under GAAP, change in any material respect any accounting method;
          (j) sell, assign, lease or otherwise dispose of any of its assets or properties, except in the ordinary course of business;
          (k) terminate, amend or fail to renew any material Permit other than in the ordinary course of business and consistent with past practice;
          (l) terminate, amend or fail to renew any insurance policies covering the assets and business operations of the Company other than in the ordinary course of business and consistent with past practice;
          (m) commit a breach of or fail to perform material obligations under, or except as set forth on Schedule 5.1(m), amend, modify or terminate any material Contract without Purchaser’s prior written consent;
          (n) other than in the ordinary course of business, waive or release any material right or claim in favor of the Company or cancel or waive any debts or claims against any officer, manager or employee of the Company;
          (o) enter into any Contract that would constitute a Scheduled Contract and that would involve future payments, performance of services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $25,000 in any future
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

12-month period; provided, notwithstanding the foregoing, this clause (o) shall not prohibit the Company from entering into any Contract that solely involves obligations that the Company is not prohibited from incurring under the other clauses of this Section 6.1.; or
          (p) take or agree to take any of the actions described above.
     5.2 Consents. The Company and the Purchaser shall use commercially reasonable efforts to obtain, prior to Closing, any third party consents required in connection with the transactions contemplated by this Agreement.
     5.3 Access and Assistance.
          (a) Upon receipt of reasonable advance notice, the Company will afford to Purchaser and its authorized representatives reasonable access from the Execution Date through the Closing Date, during normal business hours, solely in furtherance of Purchaser’s investigation of the Company and the transactions contemplated hereby, to the Company’s offices, properties, and books and records, and to the Company’s officers and management team, and will furnish to Purchaser such additional information regarding the business of the Company as Purchaser may reasonably request, to the extent that such access and disclosure would not violate the terms of any agreement to which the Company is bound, any applicable Legal Requirement, result in any loss of attorney-client or other privilege or significantly disrupt the Company’s operations. All information obtained pursuant to this Section shall be Confidential Information and shall not be disclosed without the prior written consent of the Company, except as required by Applicable Law or administrative processes. Notwithstanding anything to the contrary contained herein, prior to Closing, without prior written consent of the Company, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Company with respect to the transactions contemplated hereby.
          (b) From and after the Execution Date, Seller shall cooperate fully (and prior to the Closing shall cause the Company to cooperate fully), as and to the extent reasonably requested by the Purchaser, in connection with the filing of Tax Returns. From and after the Closing Date, Seller shall cooperate fully, as and to the extent reasonably requested by the Purchaser, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. In each case, such cooperation shall include the retention and (upon the Purchaser’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     5.4 Employee Matters. If requested by Purchaser, Seller shall use commercially reasonable efforts to assist Purchaser in the retention of certain employees of the Company, as identified by Purchaser. Neither Seller nor the Company shall make any written or oral commitment to any employee of the Company with respect to continued employment by the Company after Closing without the prior written consent of Purchaser.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     5.5 Inventory. Immediately following Closing, the Company shall use commercially reasonable efforts to prepare and deliver the inventory of the Company related to the Labels (the “Inventory”), except for Label overstock as designated by Purchaser (which Seller shall store for Purchaser free of charge at its facilities through October 31, 2007 pursuant to the Transition Services Agreement) at Seller’s sole risk and expense, to Purchaser’s warehouse located at 22 Harbor Park Drive, Port Washington, New York or at another location as mutually agreed by the Parties. Purchaser and Seller agree to determine a mutually agreeable procedure for the transfer of all Inventory returned to Seller by the customers of the Company after the Closing Date.
     5.6 Transition Services Agreement. At Closing, the Parties shall enter into a transition services agreement relating to those activities necessary or desirable to consummate the transactions contemplated by this Agreement, in such form as the Parties shall mutually agree (the “Transition Services Agreement ”), including, but not necessarily limited to the provision of warehouse space for Label overstock free of charge through October 31, 2007 and office space for up to five employees of Purchaser or the Company free of charge through December 31, 2007.
     5.7 Non-Competition. For a period of three years after the Closing, neither Seller nor its Affiliates shall directly or indirectly in the territory of North America (a) engage in any business (a “Prohibited Business”) that engages in the business of the distribution of music from Independent Labels or (b) own a majority interest in, finance, manage or control or participate in or be connected with, as a general partner or a majority stockholder, any Prohibited Business; provided, however, that nothing in this Section 5.7 shall prohibit or prevent Seller or any of its Affiliates from (i) purchasing any content company that may also be engaged in the music content business that includes music distribution of its own products, provided that music content shall not be the primary purpose of such company’s business, and (ii) continuing its existing music and content distribution business through its subsidiary BCI Eclipse Company, LLC consistent with its current and historical business operations. For the purposes of this Section 5.7, the term “Independent Label” shall mean a recording label that is not controlled or majority-owned by EMI, Sony BMG, Universal Music Group or Warner Music Group.
     5.8 Payment of Liabilities. Following the Closing Date, Purchaser shall cause the Company to continue to pay its liabilities (other than liabilities which are Excluded Items) when and as they come due and in the ordinary course of business. Neither Purchaser nor the Company shall reduce, offset, deduct, settle or compromise such liabilities if such act would have a Material Adverse Effect on Seller. Following the Closing Date, Seller shall continue to pay the liabilities which are Excluded Items when and as they come due. Seller shall not reduce, offset, deduct, settle or compromise such liabilities if such act would have a Material Adverse Effect on the Company or Purchaser.
     5.9 Public Announcements. The Parties agree that, except to the extent necessary to comply with the requirements of (a) applicable Legal Requirements, (b) any listing agreements with securities exchanges or (c) the rules, regulations or orders of any other Governmental Entity, no press release or similar public announcement or communication prior to the Closing shall be made or caused to be made concerning the specific terms of this Agreement unless approved in advance by Purchaser and Seller.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     5.10 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Purchaser, Seller and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to ensure the satisfaction of its conditions to Closing set forth herein.
     5.11 Tax Matters
          (a) Tax Returns. With respect to any Tax Return (other than a Tax Return required to be filed by or with respect to any Consolidated Group) that is required to be filed after the Closing Date with respect to the Company, Purchaser shall cause such Tax Return to be prepared. Not later than 30 days prior to the due date (including extensions) of each such Tax Return, Purchaser shall deliver a copy of such Tax Return to Seller and shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as are reasonably requested by Seller. Not later than 5 days prior to the due date of such Tax Return (including any extensions thereon), Seller shall pay to the Purchaser the amount of Purchaser Indemnified Taxes with respect to such Tax Return.
          (b) Proration of Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
     (i) in the case of Taxes that are either (a) based upon or related to income or receipts, or (b) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of the Company ended with (and included) the Closing Date; and
     (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be (a) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by (b) a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
          (c) Section 338(h)(10) Election. Seller shall join Purchaser’s Parent in making a timely, irrevocable and effective election under section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively the “Section 338(h)(10) Elections”) with respect to Purchaser’s purchase of the Shares. To facilitate such election, at the Closing Seller shall deliver to Purchaser
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

an IRS Form 8023 or successor form and any applicable form under applicable state, local or foreign income Tax law (the “Form”) with respect to Purchaser’s purchase of the Shares, which Form shall have been duly executed by Seller. Purchaser’s Parent shall (A) cause the Form to be duly executed by an authorized person for Purchaser’s Parent; (B) complete the schedules, if any, required to be attached thereto; (C) provide a copy of the executed Form and schedules to Seller and provide a reasonable opportunity for Seller to review, comment and Purchaser shall make any reasonable changes requested by Seller; and (D) duly and timely file the Form as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law. Purchaser shall agree with Seller on an allocation of the purchase price and the liabilities of the Company (plus other relevant items) among the assets of the Company pursuant to section 338 of the Code and the regulations thereunder, and Purchaser’s Parent, Purchaser, the Company and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
          (d) Bulk Sale. Seller will comply with all bulk sale reporting requirements and/or other similar reporting requirements involving business transfers in those jurisdictions in which Seller has or could have nexus reporting requirements, other than bulk sale reporting requirements that are specifically the obligation of the Purchaser. Purchaser will comply with all bulk sale reporting requirements and/or other similar reporting requirements involving business transfers in those jurisdictions in which Purchaser has or could have nexus reporting requirements, other than bulk sale reporting requirements that are specifically the obligation of the Seller.
          (e) Cooperation. Purchaser, the Company and Seller shall cooperate fully, and shall cause each of its respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to any Tax. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller will, and will cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date. The Parties further agree, upon request by any other party, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed on one or more other Parties (including, but not limited to, with respect to the transactions contemplated hereby) provided, however, that such Party shall not be obligated to obtain any such certificate or document if or to the extent that such certificate or document shall have a Materially Adverse Effect on such Party. Purchaser and Seller further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any Governmental Entity.
          (f) Transfer Taxes. Each of the Parties will pay their own sale, use, transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on such party as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to such Transfer Taxes, which are levied upon such person by the applicable U.S. Federal or state tax authorities.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     5.12 Closing Balance Sheet. Seller shall prepare the Closing Balance Sheet in accordance with GAAP and with past practice and such Closing Balance Sheet shall be true and correct.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Purchaser’s Closing Conditions. Purchaser’s obligation to consummate the transactions contemplated under this Agreement is subject to the satisfaction (or to the extent permitted by applicable Legal Requirements, waiver by Purchaser), on or prior to the Closing Date, of each of the following conditions:
          (a) Seller and the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller or the Company, as the case may be, on or prior to the Closing Date;
          (b) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Execution Date (except to the extent such representations speak to an earlier date, in which case as of such earlier date) and as of the Closing Date (except to the extent such representations speak to an earlier date, in which case as of such earlier date). The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Execution Date (except to the extent such representations speak to an earlier date, in which case as of such earlier date). The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be true and correct as of the Closing Date (i) relates to events or circumstances first occurring after the Execution Date, (ii) is not attributable to a breach of the Company’s covenants in Section 6.1 and (iii) has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all “Material Adverse Effect” and other materiality qualifiers contained in the Company’s representations and warranties shall be disregarded). For purposes of determining whether the condition in this Section 6.1(b) has been satisfied, any breach of representation or warranty arising from Seller’s or the Company’s compliance with the express terms of this Agreement shall be disregarded;
          (c) Seller shall have delivered to Purchaser a certificate as to the satisfaction of the conditions set forth in Sections 6.1(a) and (b), dated as of the Closing and executed by an officer of Seller;
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Purchase and Sale Agreement

          (d) No restraining order, injunction or other order issued by any court of competent jurisdiction preventing the consummation of the purchase and sale of the Shares or the other transactions contemplated by this Agreement and the other Transaction Documents (brought by a third party not affiliated with the Parties) shall be in effect;
          (e) Since the Execution Date, the Company shall not have suffered any Material Adverse Effect;
          (f) Purchaser shall have received the Lien Terminations;
          (g) Purchaser shall have obtained prior approval to consummate the transaction set forth herein from Toronto Dominion Bank; and
          (h) Purchaser shall have received a certificate of non-foreign status by Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).
     6.2 Seller’s Closing Conditions. Seller’s obligations to consummate the transactions contemplated under this Agreement are subject to the satisfaction (or to the extent permitted by applicable Legal Requirements, waiver by the Seller), on or prior to the Closing Date, of each of the following conditions:
          (a) Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
          (b) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date (except to the extent such representations speak to an earlier date, in which case as of such earlier date);
          (c) Purchaser shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a) and (b), dated as of the Closing and executed by an officer of Purchaser;
          (d) Seller and the Company shall have obtained the Lien Terminations necessary to consummate the transaction set forth herein; and
          (e) No restraining order, injunction or other order issued by any court of competent jurisdiction preventing the consummation of the purchase and sale of the Shares or the other transactions contemplated by this Agreement and the other Transaction Documents (brought by a third party not affiliated with the Parties) shall be in effect.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

ARTICLE VII
TERMINATION RIGHTS
     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
          (a) By mutual written consent of Seller and Purchaser;
          (b) By Seller or Purchaser in the event that the Closing has not occurred on or prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a material contributing cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
          (c) By Seller or Purchaser if any permanent injunction, decree or judgment by any Governmental Entity preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;
          (d) By Seller, in the event (i) Seller is not in breach of this Agreement and none of its representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.1(b) not to be satisfied or a failure by Seller to perform its covenants in such a manner as would cause the condition set forth in Section 6.1(a) not to be satisfied, and (ii) there shall have been a breach of Purchaser’s representations and warranties in this Agreement or a failure by Purchaser to perform its covenants in this Agreement in such a manner that the conditions to the Closing set forth in Sections 6.2(a) or 6.2(b) are not reasonably likely to be satisfied prior to the later of (A) the Termination Date or (B) if capable of cure, within ten (10) days after written notice thereof to such other Party prior to the Termination Date; or
          (e) By Purchaser in the event (i) Purchaser is not in breach of this Agreement and none of its representations and warranties shall have become and continue to be untrue in a manner that would cause the conditions set forth in Section 6.2(b) or a failure by Purchaser to perform its covenants in such a manner as would cause the condition set forth in Section 6.2(a) not to be satisfied, and (ii) there shall have been a breach of Seller’s or the Company’s representations and warranties in this Agreement or a failure by the Company to perform its covenants in this Agreement in such a manner that the conditions to the Closing set forth in Section 6.1(a) or 6.1(b) are not reasonably likely to be satisfied prior to the later of (A) the Termination Date or (B) if capable of cure, within ten (10) days after written notice thereof to such other Party prior to the Termination Date.
     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 7.2, and Sections 5.9, 8.7, 9.1, 9.2, 9.3, 9.4, 9.5 and 9.8; provided, further, that in the
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

event this Agreement is terminated pursuant to Section 7.1(b), 7.1(d) or 7.1(e), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other Party for any willful and intentional breach of this Agreement, including attorneys’ fees and the right to pursue any remedy at law or in equity, and otherwise the Parties shall have no liability to each other under or relating to this Agreement.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by Purchaser. Subject to the other terms of this Article VIII, from and after the Closing, Purchaser and the Company shall indemnify, defend and hold harmless Seller and its Affiliates and their respective partners, members, directors, officers, shareholders, employees, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all damages, claims, liabilities, losses, costs and expenses (including reasonable fees and expenses of counsel and court costs) (collectively, “Losses”) arising out of or resulting from (a) the failure of any of the representations or warranties made by Purchaser in Article IV to be true and correct; (b) the failure of Purchaser to perform any of its covenants or obligations under this Agreement; or (c) any and all losses and/or liabilities affecting Seller arising out of Purchaser’s operation of the Company following the Closing Date.
     8.2 Indemnification by Seller. Subject to the other terms of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (which shall include the Company after the Closing) and their respective partners, members, directors, officers, shareholders, employees, successors and assigns (collectively, the “Purchaser Indemnitees” and, together with the Seller Indemnitees, the “Indemnitees”) from and against any and all Losses arising out of or resulting from (a) the Excluded Items; (b) the failure of any of the representations or warranties made by Seller in Article III to be true and correct; (c) Purchaser Indemnified Taxes or (d) the failure of Seller to perform any of its covenants or obligations under this Agreement.
     8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
          (a) In no event shall any Indemnitee be entitled to assert any Claim under Section 8.1(a) or Section 8.2(b) unless such Claim is first made on or prior to the eighteen-month anniversary of the Closing Date; provided, however, that such eighteen-month survival period shall not apply to any Claim against Seller that arises from a breach of its representation in Sections 3.14 and 3.15 or Purchaser Indemnified Taxes, which Claims may be asserted until the expiration of the statute of limitations applicable thereto; and provided, further that such eighteen-month survival period shall not apply to any Claim against Seller that arises from a breach of its representations in Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.8 or 3.9 which Claims may be asserted indefinitely.
          (b) Nothing in this Agreement is intended by the Parties or shall be deemed or otherwise construed to limit Purchaser’s ability to bring or
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

recover monetary damages for a fraud claim under the U. S. Federal securities laws against Seller based on Seller’s Knowledge of a misstatement of a material fact made by the Company through its representations and warranties contained in Article III, as qualified by the Company’s disclosure schedules. Purchaser’s sole and exclusive remedy in respect of any such fraud claim under the U.S. Federal securities laws against Seller shall be for monetary damages and shall be capped at the Purchase Price.
          (c) The Parties agree that the obligations of Purchaser to indemnify Seller pursuant to Section 8.1, on one hand, and Seller to indemnify Purchaser pursuant to Section 8.2, on the other hand, shall become operative after the aggregate amount of all claims for indemnification under Section 8.1 or Section 8.2, as applicable, exceeds Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Indemnification Basket”). Further, the aggregate maximum liability of Purchaser to indemnify Seller pursuant to Section 8.1, on one hand, and Seller to indemnify Purchaser pursuant to Section 8.2, on the other hand, shall not exceed Four Million and 00/100 Dollars ($4,000,000.00) (the “Indemnification Cap”); provided that any Losses arising out of or resulting from any Purchaser Indemnified Taxes shall not be subject to such Indemnification Cap.
     8.4 Claim Procedures.
     (a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article VIII (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnitor from liability hereunder with respect to such Claim except to the extent the Indemnitor is prejudiced by such failure or delay.
     (b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnitor is obligated to indemnify an Indemnitee, the Indemnitor will have the right, at such Indemnitor’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnitor elects to assume the defense of any such third party Claim, it shall within 30 days notify the Indemnitee in writing of its intent to do so. Subject to Section 8.4(c), the Indemnitor will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor. The Indemnitee will be entitled, at its own cost, to participate with the Indemnitor in the defense of any such Claim. If the Indemnitor assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnitor does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined by a court of competent jurisdiction that the Claim was a matter for which the Indemnitor is required to provide indemnification under the terms of this Article X, the Indemnitor will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     (c) Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
     8.5 Sole Remedy. Indemnification as provided in this Article VIII shall be the sole and exclusive monetary remedy of the Parties hereto with respect to any claims or damages arising from or related to this Agreement and the transaction contemplated thereby, except for claims of fraud.
ARTICLE IX
GENERAL
     9.1 Entire Agreement; Successors and Assigns.
          (a) Except for documents and agreements executed pursuant hereto, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (including the Letter of Intent dated May 3, 2007 and any other term sheet or similar agreement or document relating to the transactions contemplated hereby). This Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.
          (b) All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns (and in the case of indemnities to the benefit of all persons indemnified). Nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a Party any rights or remedies under or by reason of this Agreement, except for the indemnified parties expressly identified in this Agreement.
          (c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by (i) the Company or Seller without the prior written consent of Purchaser or (ii) Purchaser without the prior written consent of Seller.
     9.2 Specific Performance. Each Party acknowledges that the remedies at law of the Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     9.3 Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Purchaser and Seller or, in the case of a waiver, by or on behalf of Purchaser (if Purchaser is waiving compliance) or Seller (if Seller is waiving compliance). The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.
     9.4 Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands and other communications to be given hereunder (collectively, “Notices”) will be in writing and will be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) actual receipt or (d) the expiration of four Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice):
     If to Purchaser, to:
KOCH Entertainment LP
22 Harbor Park Drive
Port Washington, NY 11050
Attention: Michael Koch
Facsimile: 516-484-4981
with a copy to:
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103
Attention: Robert Seber
Facsimile: (212) 237-0100
     If to Seller, to:
Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attention: J. Reid Porter
Facsimile: (763) 504-1107
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Purchase and Sale Agreement

     with a copy to:
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402-4629
Attention: Scott J. Dongoske
Facsimile: (612) 604-6864
     9.5 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).
     9.6 Waiver of Jury Trial To the fullest extent permitted by law, each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.
     9.7 Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Legal Requirements, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.
     9.8 Transaction Costs and Expenses. Seller, on the one hand, and Purchaser, on the other hand, will bear all of their own costs, fees and expenses, if any, incurred by or on its behalf in connection with this Agreement, the other Transaction Documents and the purchase and sale of the Shares. Seller will ensure that none of the costs, fees and expenses for which it is responsible will be charged to the Company.
     9.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute on agreement.
[Signature Pages Follow]
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:

NAVARRE ENTERTAINMENT MEDIA, INC.

By:	/s/ J. Reid Porter
Name: J. Reid Porter
Title: Chief Financial Officer

SELLER:

NAVARRE CORPORATION

By:	/s/ J. Reid Porter
Name: J. Reid Porter
Title: Executive Vice President and Chief Financial Officer

PURCHASER:

KOCH ENTERTAINMENT LP

By: Koch Entertainment GP LLC
Its: General Partner

By:	/s/ Michael Koch
Name: Michael Koch
Title: Chief Executive Officer
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Signature Page

EXHIBIT A
DEFINITIONS
     “Adjusted Working Capital” means, as of the Closing Date, an amount equal to (i) all accounts payable which are payable to the Labels by the Company, including pre-paid advance balances and return reserve balances, less (ii) the Inventory. Exhibit C sets forth a list of the net accounts payable related to the Labels as of April 30, 2007.
     “Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Benefit Plans” means any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, stock and stock-based plan, program or arrangement.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or required by law to be closed.
     “Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, in each case as amended to date.
     “COBRA” means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.
     “Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.
     “Company Plans” means all Benefit Plans maintained, administered or contributed to, directly or indirectly, by the Company.
     “Confidential Information” means any information relating to the Company’s business; provided, “Confidential Information” shall not include any information that (a) was, at the time of disclosure, in the public domain, (b) is published or otherwise becomes part of the public domain through no fault of the disclosing Person, its employees or its representatives, (c) was already known by, or in the possession of, a Person at the time of disclosure, provided that such Person received the information in a lawful manner, (d) was received from a third party who had a lawful right to disclose such information or (e) was independently developed by a Person without reference to Confidential Information.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Exhibit A

     “Consolidated Group” means any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which Seller or the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date.
     “Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding agreement, and all amendments thereof, but excluding any Permits.
     “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
     “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
     “Environmental Laws” means all applicable U.S. federal, state, local and other Legal Requirements (and administrative or judicial interpretations by any Governmental Entity having the force and effect of Legal Requirements) relating to pollution or the protection of human health and safety from the effects of pollution or the environment (which includes its ambient air, surface water, ground water, land surface and subsurface strata), including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq. (“CERCLA”), Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, arrangement for transport, arrangement for disposal, transport, reporting or handling of Hazardous Substances, but not including zoning and land use laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each Person that is or was required to be treated as a single employer with the Company under Section 414 of the Code or Section 4001(b)(1) of ERISA.
     “Escrow Agent” means Wells Fargo Bank, N.A.
     “GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement to which such term refers.
     “Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.
     “Hazardous Materials” means any substance, pollutant, contaminant, or waste, or any constituent of any such substance, pollutant, contaminant or waste, the use, handling, presence, release or disposal of which is in any way regulated by or pursuant to any applicable Environmental Law.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Exhibit A

     “Knowledge” means the actual knowledge, after due inquiry, of J. Reid Porter, Eric Paulson, Robert Freese, Cary Deacon and Ryan Urness.
     “Labels” means certain independent music labels as set forth on Exhibit B in which the Company has distribution and licensing agreements.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) before any Governmental Entity.
     “Legal Requirement” means all applicable laws (including, except as set forth in Section 3.12, Environmental Laws), statutes, rules, regulations, codes, ordinances, Permits, bylaws, variances, policies, judgments, injunctions, orders, guidelines, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party and the operations thereof.
     “Lien” means any lien, claim, restriction, charge, mortgage, pledge, condemnation award, expropriation award, encumbrance, hypothecation, lease, sublease, preferential purchase right, option, conditional sales contract, security interest or encumbrance of any nature whatsoever.
     “Material Adverse Effect” means any circumstance involving a change in or effect on a Party’s business (a) that is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the business operations, earnings, results of operations, assets or liabilities or the financial condition of such Party, other than changes or effects that are generally applicable in the United States economy or the United States securities markets (provided that such events, effects or changes do not effect such Party’s business in a disproportionate manner), or (b) that is reasonably likely to prevent or materially delay or impair the ability of the applicable Party to consummate the transactions contemplated by this Agreement.
     “Permits” means all of the permits, licenses, variances, exemptions, orders, franchises, certificates and approvals of all Governmental Entities necessary to conduct the Company’s business in compliance with all Legal Requirements.
     “Permitted Liens” means (i) statutory Liens for current Taxes or assessments, or other similar governmental charges, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) zoning, entitlement and other land use or environmental regulations by any Governmental Entity that have not been materially violated; (iv) Liens that represent purchase money security interests for personal property purchased in the ordinary course of business; (v) Liens created by or arising out of the express terms of any Real Property Lease, and (vi) such other Liens that would not, individually or in the aggregate, reasonably be expected materially and adversely to affect the value, marketability or continued use (consistent with the historical use thereof) of the assets subject thereto.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Exhibit A

     “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.
     “Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.
     “Purchaser Indemnified Taxes” means any and all Taxes together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (a) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable, with respect to (i) any taxable period or portion thereof ending on or prior to the Closing Date or (ii) the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.11(b)); (b) resulting from the breach of the representations and warranties set forth in Section 3.15 or covenants set forth in Section 5.11; (c) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) of the Code or any analogous or similar state, local or foreign law; (d) of any other Person for which the Company has been liable as a transferee or successor, by contract or otherwise; (e) the Taxes following from the deemed asset sale contemplated by this Agreement resulting from the making of the 338(h)(10) Elections or (f) that are Transfer Taxes required to be paid by Seller pursuant to Section 5.11(f).
     “Purchaser’s Parent” means Earl Street Capital, Inc.
     “Purchaser Related Party” means Purchaser, any Affiliate of Purchaser and any other Person in which Purchaser or any Affiliate thereof has a direct or indirect financial interest.
     “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.
     “Responsible Officer” means with respect to any Person, any vice-president or more senior officer of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
     “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company (either alone or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the Company controls the management.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Exhibit A

     “Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto, whether disputed or not, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto); and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).
     “Tax Benefit” means the reduction in the amount of Taxes that otherwise would have been paid by any Indemnitee as result of incurring any Losses.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Termination Date” means June 30, 2007.
     “Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, Transition Services Agreement and all of the certificates, instruments and agreements required to be delivered by the Parties at the Closing.
Navarre Entertainment Media, Inc.
Purchase and Sale Agreement
Exhibit A